Exhibit 24


POWER OF ATTORNEY


I hereby appoint Richard B. Alsop, Judith A. Witterschein, Michael A. LaMaina, and Margaret E. Nelson to act individually as my agent and attorney-in-fact for the purpose of completing, executing and filing on my behalf with the Securities and Exchange Commission, the New York Stock Exchange, Inc. or any other exchange or self regulatory body, any Form 3 "Initial Statement of Beneficial Ownership of Securities", Form 4 "Statement of Changes in Beneficial Ownership of Securities", Form 5 "Annual Statement of Beneficial Ownership of Securities", Form 144 "Notice of Proposed Sale of Securities", or any other similar form to report securities ownership that may, in the opinion of any of them be necessary, with respect to any transaction in securities of Merrill Lynch & Co., Inc.

Nothing herein shall relieve me of the responsibility for the accuracy of the information and representations contained in any Form 3, Form 4, Form 5, Form 144 or other similar form completed, executed and filed pursuant to this power of attorney.

This power of attorney shall supersede all similar prior powers of attorney and will remain effective as to the agents and attorneys-in-fact referred to above until I revoke or amend it by written notice to such persons.


/s/ John D. Finnegan
John D. Finnegan


State of New York
County of New York

Sworn to before me this 25th day of May, 2004.

/s/ Taquana M. Bailey
Notary


TAQUANA M. BAILEY
Notary Public, State of New York
No. 01BA6012141, Qualified in Nassau County
Certificate Filed in New York County
Commission Expires August 17, 2006